Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 2020, in the Registration Statement (Form S-4) of The Dayton Power and Light Company for the registration of $425,000,000 of First Mortgage Bonds, 3.95% Series due 2049.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 6, 2020